                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]      Filed by a Party other than the Registrant [  ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          Cubist Pharmaceuticals, Inc.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)  Proposed maximum aggregate value of transaction:

5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

2)  Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

--------------------------------------------------------------------------------

                          CUBIST PHARMACEUTICALS, INC.
                                 24 Emily Street
                               Cambridge, MA 02139

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CUBIST PHARMACEUTICALS, INC.:

      NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Cubist Pharmaceuticals, Inc. (the "Company") will be held at the Company's corporate offices, 24 Emily Street, Cambridge, MA 02139, on Tuesday, June 1, 1999, at 9:00 A.M., local time, for the following purposes:

   1. To elect three Class III directors of the Company to hold office for a three year term and until their successors have been duly elected and qualified;

   2. To consider and vote upon a proposal of an amendment to the Corporation's Restated Certificate of Incorporation to provide for an increase in the number of shares of Common Stock authorized for issuance by the Company from 25,000,000 to 50,000,000; and

   3. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

      The Board of Directors has fixed April 12, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 1999 Annual Meeting of Stockholders. Accordingly, only stockholders of record at the close of business on April 12, 1999 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

                                    By order of the Board of Directors


                                    JUSTIN P. MORREALE
                                    Secretary
April 16, 1999

--------------------------------------------------------------------------------
NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE
      ACCOMPANYING PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.
--------------------------------------------------------------------------------

                          CUBIST PHARMACEUTICALS, INC.
                                 24 Emily Street
                               Cambridge, MA 02139
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                               GENERAL INFORMATION

Proxy Solicitation

      This Proxy Statement is furnished to the holders of the common stock, $.001 par value per share ("Common Stock"), of Cubist Pharmaceuticals, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 1, 1999 (the "Meeting"), or at any adjournment or postponement thereof, pursuant to the accompanying Notice of 1999 Annual Meeting of Stockholders. The purposes of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of 1999 Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Meeting.

      This Proxy Statement and proxies for use at the Meeting will be first mailed to stockholders on or about April 16, 1999, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

Revocability and Voting of Proxy

      A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of such authority by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1 and 2 as set forth in the accompanying Notice of 1999 Annual Meeting of Stockholders and in accordance with their best judgment on any other matters that may properly come before the Meeting.

Record Date and Voting Rights

      Only stockholders of record at the close of business on April 12, 1999, are entitled to notice of, and to vote, at the Meeting or any adjournment or postponement thereof. The Company had outstanding on April 12, 1999, 17,559,100 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the Meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "no-votes" are not so included.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock as of April 9, 1999 or other date noted below. As of April 12, 1999, 17,559,100 shares of Common Stock were outstanding.


                                 Amount and Nature of       Percentage of
   Name and Address              Beneficial Ownership   Outstanding Shares of
   of Beneficial Owner           of Common Stock (1)    Common Stock Owned (1)
   -------------------           -------------------    ----------------------
   Sofinov Societe Financiere          3,497,335(2)             18.7%
     D'Innovation Inc.
   1981 Avenue McGill College
   7e etage
   Montreal, Quebec  H3A 3C7

   Entities Affiliated with            1,620,505(3)              9.0%
   Hambrecht & Quist Capital
     Management Incorporated
   50 Rowes Wharf
   Boston, MA  02110

   International Biotechnology         1,449,662(4)              8.2%
     Trust plc
   c/o Rothschild Asset
   Management
   Five Arrows House
   St. Swithin's Lane
   London, UK  EC4N8NR

   Entities affiliated with            1,472,636(5)              8.2%
   Special Situations Funds
   153 East 53rd Street
   New York, NY  10022

   New York Life Insurance             1,333,332(6)              7.4%
     Company
   51 Madison Avenue
   New York, NY  10010

   DSV Partners IV                     1,143,497(7)              6.5%
   221 Nassau Street
   Princeton, NJ  08542

                                      -3-

                                 Amount and Nature of       Percentage of
   Name and Address              Beneficial Ownership   Outstanding Shares of
   of Beneficial Owner           of Common Stock (1)    Common Stock Owned (1)
   -------------------           -------------------    ----------------------
   Entities affiliated with:             986,356(8)              5.6%
   Burr, Egan, Deleage & Co.
   One Post Office Square
   Suite 3800
   Boston, MA  02109

   Entities affiliated with              889,212(9)              5.0%
   Interwest Management
     Partners
   300 Sandhill Road
   Building 3, Suite 255
   Menlo Park, CA  94025-7112

----------


(1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes options, to the extent called for by such rule, with respect to shares of Common Stock that can be exercised within 60 days following April 9, 1999. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power.

(2) Includes 1,111,112 shares of Common Stock which Sofinov Societe Financiere D'Innovation Inc. has the right to acquire within 60 days following April 9, 1999 upon the exercise of Common Stock Purchase Warrants.

(3) Consists 949,056 shares held by H&Q Healthcare Investors, which includes 200,001 shares of Common Stock which H&Q Healthcare Investors, Inc. has the right to acquire within 60 days following April 9, 1999 upon the exercise of Common Stock Purchase Warrants; and 671,449 shares held by H&Q Life Sciences Investors, which includes 133,333 shares of Common Stock which H&Q Life Sciences Investors, Inc. has the right to acquire within 60 days following April 9, 1999 upon the exercise of Common Stock Purchase Warrants. Hambrecht & Quist Capital Management Inc. is the Investment Adviser of H&Q Healthcare Investors and H&Q Life Sciences Investors and as such Hambrecht & Quist Capital Management Inc. has voting and investment power with respect to the shares owned by H&Q Healthcare Investors and H&Q Life Sciences Investors. Hambrecht & Quist Capital Management Inc. may be deemed to beneficially own all of the shares owned by H&Q Healthcare Investors and H&Q Life Sciences Investors although Hambrecht & Quist Capital Management Inc. disclaims beneficial ownership.

(4) Includes 111,112 shares of Common Stock which International Biotechnology Trust plc has the right to acquire within 60 days following April 9, 1999 upon the exercise of Common Stock Purchase Warrants. Voting and investment power is shared with Rothschild Asset Management ("RAM"), IBT's Investment Manger. RAM has discretionary voting power.

(5) Includes 424,001 shares of Common Stock owned by Special Situations Private Equity Fund, L.P. ("SSPE"), which includes 133,334 shares of Common Stock which SSPE has the right to acquire within 60 days following April 9, 1999 upon the exercise of Common Stock Purchase Warrants; 789,601 shares of Common Stock owned by Special Situations Fund, III, L.P. ("SSF III"), which includes 233,334 shares of Common Stock which SSF III has the right to acquire within 60 days following April 9, 1999 upon the exercise of Common Stock Purchase Warrants; and 259,034 shares of Common Stock owned by Special Situations Cayman Fund, L.P. ("CAY"), which includes 77,778 shares of Common Stock which CAY has the right to acquire within 60 days following April 9, 1999 upon the exercise of Common Stock Purchase Warrants. MGP Advisers Limited Partnership ("MGP") is the general partners of the Special Situations Fund III, L.P.. AWM Investment Company, Inc. ("AWM") is the General partners of MGP and the general Partners of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, LLC ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David
      M. Greenhouse are the principal owners of MGP, WM and MG. SSF III, SSPE, CAY, MGP, MG, and AWM have sole power vote or to direct the vote and to dispose or to direct the disposition of all shares which are respectively beneficially owned by each fund and its adviser. Mr. Marxe and Mr. Greenhouse have shared power to vote or to direct the vote of and to dispose or to direct the disposition all of the shares reported herein. The foregoing information is as of February 11, 1999 and based on information filed on Form 13G/A with the SEC on February 11, 1999.

(6) Includes 444,444 shares of Common Stock which New York Life Insurance Company has the right to acquire within 60 days following April 9, 1999, upon the exercise of Common Stock Purchase Warrants.

(7) Includes 1,143,497 shares held by DSV Partners IV ("DSV"). DSV Management is the general partner of DSV and, as such, shares voting and investment power with respect to the shares owned by DSV. Mr. Clarke, Chairman of the Board of Directors of the Company, is a general partner of DSV Management and, as such, shares voting and investment power with respect to the shares owned by DSV with the other general partners of DSV Management. DSV Management disclaims beneficial ownership of the shares owned by DSV except to the extent of its proportionate partnership interest in DSV. each of the general partners of DSV Management disclaims beneficial ownership of the shares owned by DSV except to the extent of its proportionate indirect partnership interest in DSV.

(8) Includes 976,098 shares held by Alta V Limited Partnership and 10,258 shares held by Customs House Partners. Burr, Egan, Deleage & Co. directly or indirectly provides investment advisory services to various venture capital funds, including Alta V Limited Partnership and Customs House Partners. The respective general partners of these funds exercise sole voting and investment power with respect to the shares held by such funds. The principals of Burr, Egan, Deleage & Co. are general partners of Alta V Management Partners, L.P.. (the general partner of Alta V Limited Partnership) and customs house partners. As general partners of the funds, they may be deemed to share voting and investment powers for the shares held by the funds. These principals disclaim beneficial ownership of all such shares held by all of the aforementioned funds except to the extent of their proportionate pecuniary interests therein. The foregoing information is as of December 31, 1998 and based on information filed on Form 13G/A with the SEC on February 9, 1999.

(9) Includes 883,360 shares held by Interwest Partners V, L.P. ("Interwest") and 5,852 shares held by Interwest Investors V. Interwest Management Partners V is the general partner of Interwest and as such Interwest Management Partners V has sole voting and investment power with respect to the shares owned by Interwest. Mr. Oronsky, a consultant to the Company, is a general partner of Interwest Management Partners V and as such, together with the other general partners of Interwest Management Partners V, has shared voting and investment power with respect to the shares owned by Interwest. Interwest Management Partners V and its general partners disclaim beneficial ownership of the shares owned by Interwest except to the extent of their proportionate direct or indirect partnership interests in Interwest. The individual general partners of Interwest Investors V have shared voting and investment power over the shares held by Interwest Investors V.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

Nominees for Election as Directors

      The Board of Directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three year term of office. All directors of a class hold their positions until the annual meeting of stockholders at which their terms of office expire and until their successors have been duly elected and qualified.

      The term of office of the Class III directors of the Company will expire at the Meeting. The Board of Directors has nominated Dr. Rocklage, Mr. Clarke and Dr. Schimmel (the "Nominees") for reelection as Class III directors of the Company to hold office until the annual meeting of stockholders to be held in 2002 and until their respective successors have been duly elected and qualified. In the event either of the Nominees shall be unable or unwilling to serve as a director, discretionary authority is reserved to vote for a substitute or substitutes. The Board of Directors has no reason to believe that either of the Nominees will be unable or unwilling to serve. Proxies cannot be voted for any persons other than the Nominees.

      The affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the election of the Class III directors.

      THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF. Unless authority to do so is withheld, the persons named in each proxy will vote the shares represented thereby "FOR" the election of the Nominees.

Information as to Directors and Nominees for Director

      The names of the directors of the Company (including the Nominees for reelection as Class III directors at the Meeting), their ages, their position(s) with the Company, the year in which each first became a director, the expiration of the term of office of each, the class of director of each, the principal occupation and employment of each over at least the last five years, and other directorships, if any, of each are listed below.

                                                                                   Director  Term
              Name                Age               Position(s) Held                 Since   Expires   Class of Director
              ----                ---               ----------------                 -----   -------   -----------------
Scott M. Rocklage, Ph.D.           44    President, Chief Executive Officer
                                         and Director                                 1994     1999           III
John K. Clarke                     45    Chairman of the Board of Directors           1992     1999           III
Paul R. Schimmel, Ph.D.            58    Director                                     1992     1999           III
Barry Bloom, Ph.D.                 70    Director                                     1993     2001            II
George H. Conrades                 60    Director                                     1996     2001            II
David W. Martin, Jr., M.D.         58    Director                                     1997     2000             I

      Dr. Rocklage has served as President and Chief Executive Officer and as a member of the Board of Directors of the Company since July 1994. From 1990 to 1994, Dr. Rocklage served as President and Chief Executive Officer of Nycomed Salutar, Inc., a diagnostic imaging company. From 1992 to 1994, he also served as President and Chief Executive Officer and Chairman of Nycomed

Interventional, Inc., a medical device company. From 1986 to 1990, he served in various positions at Nycomed Salutar, Inc., a diagnostic imaging company and was responsible for designing and implementing research and development programs that resulted in three drug products in human clinical trials, including the approved drugs Omniscan and Teslascan. Dr. Rocklage received his B.S. in Chemistry from the University of California, Berkeley and his Ph.D. in Chemistry from the Massachusetts Institute of Technology.

      Mr. Clarke is a founder of the Company and has served as Chairman of the Board of Directors since its incorporation. From May 1992 to June 1994, Mr. Clarke served as acting President and Chief Executive Officer of the Company. Since 1982, he has been a general partner of DSV Management in Princeton, New Jersey, the general partner of DSV Partners IV ("DSV"). He is a founder and director of Alkermes, Inc. and a director of Plastic Surgeons of America Inc. Mr. Clarke is the Managing General Partner for Cardinal Health Partners, founded in 1997. Mr. Clarke received his B.A. in Biology and Economics from Harvard College and his M.B.A. from The Wharton School of the University of Pennsylvania.

      Dr. Schimmel is a scientific founder of the Company and has served as a director of the Company since its incorporation. From 1967 to 1998 Dr. Schimmel served as a Professor of Biochemistry and Biophysics at the Massachusetts Institute of Technology and as the John D. and Catherine T. MacArthur Professor of Biochemistry and Biophysics at the Massachusetts Institute of Technology from 1992 to 1997 and currently is Professor and member of the Skaggs Institute for Chemical Biology of the Scripps Research Institute. Dr. Schimmel is an expert in molecular biology, protein translation and aminoacyl-tRNA synthetases. He is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Schimmel was a founder and is a director of Repligen Corporation and Alkermes, Inc., biotechnology companies. Dr. Schimmel received his A.B. in Pre-Medicine from Ohio Wesleyan University and his Ph.D. in Biochemistry from the Massachusetts Institute of Technology.

      Dr. Bloom has served as a director of the Company since September 1993. Dr. Bloom has more than 40 years experience in the pharmaceutical industry. From 1952 to 1993, Dr. Bloom served in various positions at Pfizer Inc., including Executive Vice President of Research & Development. He is a director of Vertex Pharmaceuticals, Inc. and Neurogen Corp., biotechnology companies, Microbia Diagnostics, a medical diagnostic company, Catalytica Pharmaceuticals, Inc., a chemical manufacturer and supplier, and Incyte Pharmaceuticals, Inc., a genomics company. Dr. Bloom received his S.B. in Chemistry and his Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology.

      Mr. Conrades has served as a director of the Company since June 1996. As of August 1998, Mr. Conrades became a general partner with Polaris Venture Partners, a venture capital firm specializing in early stage high technology companies. Formerly, he was GTE Executive Vice President and President, GTE Internetworking upon acquisition of BBN Corp. by GTE in July 1997. From 1994 to 1997, he served as President and Chief Executive Officer of BBN Corporation, a corporation providing Internet services and research and development and he served as Chairman since 1995. From 1961 to 1992, Mr. Conrades served in various positions at IBM, including Senior Vice President and member of IBM's Corporate Management Board. He is a member of the Board of Directors of CBS, Infinity Broadcasting and Concentra Managed Care. Mr. Conrades received his B.A. in Physics and Mathematics from Ohio Wesleyan University and his M.B.A. from the University of Chicago.

      Dr. Martin has served as a director of the Company since October 1997. Since July 1997, Dr. Martin has served as President, Chief Executive Officer and a founder of Eos Biotechnology, Inc. Dr. Martin was a Professor of Medicine, Professor of Biochemistry and an Investigator of the Howard Hughes Medical Institute at the University of California San Francisco until 1983 when he became the first Vice President and subsequently Senior Vice President of Research and

Development at Genentech, Inc., a position he held until 1990. He was Executive Vice President of DuPont Merck Pharmaceutical Company from 1991 through 1993 and then returned to California in 1994 where he was Senior Vice-president of Chiron Corp. and President of Chiron Therapeutics. In May 1995, he assumed the position of President and Chief Executive Officer of Lynx Therapeutics, Inc. and served until November of 1996. Dr. Martin is also a Director of Varian Associates, Inc., a medical equipment supplier.

      Julius Rebek resigned his position as a Class II Director, effective May 20 1998; Ellen M. Feeney resigned her position as a Class I Director, effective as of December 31, 1998, and Terrance McGuire resigned his position as a Class I Director, effective February 5, 1999. The Board of Directors has not appointed any successors to fill these vacancies at this time.

Ownership of Equity Securities by Management

      The table below sets forth information as of April 12, 1999, as reported to the Company, with respect to the beneficial ownership of the Common Stock of the Company by each director and each named executive officer, and by all directors and executive officers as a group.

                                        Amount and Nature     Percentage of
                                          of Beneficial     Outstanding Shares
                                          Ownership of       of Common Stock
                  Name                  Common Stock (1)        Owned (1)
                  ----                  ----------------        ---------
    Scott M. Rocklage, Ph.D.                 377,171(2)              2.1%
    Francis P. Tally, M.D.                   124,530(3)               *
    Dennis D. Keith, Ph.D.                    48,184(4)               *
    Frederick B. Oleson, Jr.,D.Sc.            37,500(5)               *
    Thomas A. Shea                            36,578(6)               *
    John K. Clarke                         1,178,442(7)              6.7%
    Paul R. Schimmel, Ph.D.                  314,450(8)              1.7%
    Barry Bloom, Ph.D.                        20,165(9)               *
    George H. Conrades                       47,281(10)               *
    David W. Martin, Jr., M.D.                3,675(11)               *
    All directors and executive           2,187,976(12)             12.2%
    officers as a group  (10 persons)

----------
*     Less than 1% of the issued and outstanding shares of Common Stock.
(1) Except as set forth in the footnotes below, each stockholder has sole investment and voting power with respect to the shares beneficially owned. Includes options with respect to shares of Common Stock that can be exercised within 60 days following April 9, 1999.
(2) Includes 133,548 shares of Common Stock which Dr. Rocklage has the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options.
(3) Includes 21,657 shares of Common Stock which Dr. Tally has the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options.
(4) Includes 32,501 shares of Common Stock which Dr. Keith has the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options.
(5) Includes 27,500 shares of Common Stock which Dr. Oleson has the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options.

(6) Includes 29,436 shares of Common Stock which Mr. Shea has the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options.
(7) Includes 1,143,497 shares held by DSV. Mr. Clarke, Chairman of the Board of Directors of the Company, is a general partner of the general partner of DSV. Mr. Clarke, together with the other general partners of DSV Management, share voting and investment control with respect to the shares owned by DSV. Mr. Clarke may been deemed to beneficially own the share held by DSV although he disclaims beneficial ownership except to the extent of his proportionate partnership interest therein. Also includes 5,881 shares of Common Stock which Mr. Clarke has the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options and 29,064 shares of Common Stock held directly by Mr. Clarke for which he has sole voting and investment power.
(8) Includes 18,737 shares of Common Stock which Dr. Schimmel has the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options and 65,714 shares held by the Paul R. Schimmel Profit-Sharing Plan.
(9) Includes 13,023 shares of Common Stock which Dr. Bloom has the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options.
(10) Includes 5,881 shares of Common Stock which Mr. Conrades has the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options.
(11) Includes 3,675 shares of Common Stock which Dr. Martin has the right to acquire within 60 days following April 9, 1999.
(12) Includes 301,839 shares of Common Stock which all directors and named executive officers have the right to acquire within 60 days following April 9, 1999 upon the exercise of stock options.

The Board of Directors and Committees of the Board

      The Board of Directors has an Audit Committee, which met one time during the 1998 fiscal year. The functions of the Audit Committee include (1) making recommendations to the Board of Directors with respect to the engagement of the independent auditors; (2) reviewing the audit plans developed by the independent auditors for the annual audit of the Company's books and records and the results of such audit; (3) reviewing the annual financial statements; (4) reviewing the professional services provided by the independent auditors and the auditors' independence; and (5) reviewing the adequacy of the Company's system of internal controls and the responses to management letters issued by the independent auditors. The members of the Audit Committee during the 1998 fiscal year were Dr. Barry Bloom, Ms. Ellen Feeney and Mr. Terrance McGuire. Ellen Feeney resigned her position as Director, effective as of December 31, 1998, and Terrance McGuire resigned his position as Director, effective February 5, 1999. The Board of Directors has not appointed any new members to the Audit Committee to fill the vacancies created by their resignations.

      The Board of Directors has a Compensation Committee, which met two times during the 1998 fiscal year. The Compensation Committee's principal functions are to review and approve salary plans and bonus awards, as well as other forms of compensation, and to administer the Corporation's 1993 Amended and Restated Stock Option Plan (the "1993 Plan"), pursuant to the terms of such plan. The members of the Compensation Committee during the 1998 fiscal year were Mr. John
K. Clarke, Mr. George Conrades and Ms. Ellen Feeney. Ellen Feeney resigned her position as a Director, effective as of December 31, 1998. The Board of Directors has not appointed a new member to the Compensation Committee to the vacancy created by her resignation.

      During the 1998 fiscal year, the Board of Directors held four meetings. Each director attended more than seventy-five percent (75%) of the Board meetings and the meetings of Board committees on which he or she served, except for Mr. McGuire who attended fifty percent (50%) of the Board Meetings.

Compensation of Directors

      Dr. Rocklage is a director who is a full-time officer of the Company; he receives no additional compensation for serving on the Board of Directors or its committees. No other director is a full-time officer of the Company. In 1998, the Company paid $1,000 per meeting to Dr. Bloom, Dr. Martin and Mr. Conrades, each in connection with their attendance at meetings of the Board of Directors. No other director received cash compensation during the Company's 1998 fiscal year for his or her service on the Board of Directors or any committee thereof. In 1999, Dr. Bloom, Mr. Conrades and Dr. Martin will receive a fee of $1,000 for each Board meeting attended and will be reimbursed for expenses incurred in connection with their attendance. No other director will receive cash compensation during the Company's 1999 fiscal year for his or her service on the Board of Directors or any committee thereof.

      Pursuant to the 1993 Plan, upon first joining the Board of Directors, each director who is not an officer or employee of the Company is granted automatically a stock option exercisable for 7,000 shares of Common Stock at fair market value, and each time that he or she is serving as a director on the business day immediately following an annual meeting of stockholders, such director is automatically granted on such business day a stock option exercisable for 700 shares of Common Stock at fair market value.

      Pursuant to a consulting agreement, Dr. Schimmel received $48,000, for consulting services during 1998.

                                                EXECUTIVE COMPENSATION

Summary Compensation Table

         The table below sets forth certain compensation information for the fiscal years ended December 31, 1998, 1997 and 1996 with respect to the Company's Chief Executive Officer and those other executive officers of the Company whose 1998 total annual compensation exceeded $100,000 (the "Named Executive Officers").

                                                                                     Long-Term Compensation
                                                                                             Awards
                                                                                  -----------------------------
                                                 Annual Compensation              Restricted        Securities
             Name and                          ------------------------              Stock          Underlying       All Other
        Principal Position           Year      Salary($)(1)    Bonus($)            Awards($)        Options(#)   Compensation($)(2)
--------------------------------    ------     -----------    ---------           ----------       -----------   ------------------
Scott M. Rocklage, Ph.D.             1998      $  249,423     $  73,500           $     __           175,000          $   7,966
President, Chief Executive           1997      $  232,815     $  80,000           $     __            70,000          $  26,640
Officer and Director                 1996      $  206,539     $  65,000           $     __            96,038          $  31,514

Francis P. Tally, MD                 1998      $  220,500     $  40,000           $     __            65,398          $   8,757
Executive Vice President;            1997      $  220,011     $  11,000           $     __            26,898          $      __
Scientific Affairs                   1996      $  220,000     $  11,770           $     __               245          $      __

Thomas A. Shea                       1998      $  112,307     $      __           $     __            44,500          $     500
Vice President Finance &
Admin.                               1997      $   88,830     $      __           $     __               __           $     500
Chief Financial Officer,
Treasurer                            1996      $   74,236     $      __           $     __            16,673          $     500

Dennis D. Keith                      1998      $  160,500     $      __           $     __            35,000          $      __
Vice President;                      1997      $   27,802(4)  $      __           $     __               __           $      __
Drug Discovery                                        __

Frederick B. Oleson, Jr.             1998      $  140,500     $      __           $     __            35,000          $      __
Vice President;                      1997      $   17,313(5)  $      __           $     __               __           $      __
Drug Development                                      __

Mark P. Carthy, Vice
President and Chief Business         1998      $  162,231 (6) $      __           $     __            20,000          $     500
Officer (3)                          1997      $  127,485 (7) $  48,000           $     __           200,000                 __

(1)   Salary includes amounts deferred pursuant to the Company's 401(k) Plan.

(2) All other compensation includes (i) the forgiveness of principal and accrued interest owed by Dr. Rocklage in 1997 and 1996, (ii) long-term disability insurance premiums paid by the Company and (iii) the Company's matching contributions under the Company's 401(k) Plan.

(3)   Mr. Carthy's employment ended on October 23, 1998.

(4) Reflects compensation from October 20, 1997 to December 31, 1997. Dr. Keith's employment commenced on October 20, 1997.

(5) Reflects compensation from November 6, 1997 to December 31, 1997. Dr. Oleson's employment commenced on November 6, 1997.

(6)   Reflects compensation from January 1, 1998 to October 23, 1998.

(7) Reflects compensation from April 11, 1997 to December 31, 1997. Mr. Carthy's employment commenced on April 11, 1997.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding grants of stock options under the 1993 Stock Option Plan to the Named Executive Officers during the fiscal year ended December 31, 1998.

                                      Number of         Percent
                                     Securities         of Total
                                     Underlying         Options
                                      Options         Granted to       Exercise                    Grant Date
                                      Granted         Employees in     or Base      Expiration      Present
                   Name              (Shares)(1)      Fiscal 1998       Price          Date         Value(2)
      -------------------------------------------------------------------------------------------------------
      Scott M. Rocklage, Ph.D.         35,000             3.50%         $5.370        01/01/08       $132,416
                                      140,000             14.0%         $2.406        10/02/08       $233,982
      Thomas A. Shea                   20,000             2.00%         $5.375        01/01/08       $ 75,666
                                       24,500             2.45%         $2.406        10/02/08       $ 40,947
      Francis P. Tally                 26,898             2.69%         $5.370        01/01/08       $101,763
                                       38,500             3.85%         $2.406        10/02/08       $ 64,345
      Dennis D. Keith                  35,000             3.50%         $2.406        10/02/08       $ 58,495
      Frederick B. Oleson              35,000             3.50%         $2.406        10/02/08       $ 58,495
      Mark P. Carthy (3)               20,000             2.00%         $5.375        01/01/08       $ 75,666

----------
(1) Each option is exercisable in 16 equal quarterly installments, and has a maximum term of 10 years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. The options are exercisable during the holder's lifetime only by the holder and they are exercisable by the holder only while the holder is an employee of the Company and for certain limited periods of time thereafter in the event of termination of employment.

(2) Based on the Black-Scholes pricing model suggested by the Securities and Exchange Commission. The estimated values under that model are based on arbitrary assumptions as to variables such as stock price volatility, projected future dividend yield and interest rates, discounted for lack of marketability and potential forfeiture due to vesting schedule. The estimated values above use the following significant assumptions: volatility -- 97%; dividend yield -- 0%; the average life of the options -- 4 years; risk-free interest rate -- yield to maturity of 10-year treasury note at grant date -- 4.70%. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated using a modified Black-Scholes model.

(3) Mr. Carthy's employment ended on October 23, 1998. All options granted to Mr. Carthy have been cancelled.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information with respect to the stock options exercised during the fiscal year ended December 31, 1998, and the unexercised stock options held at the end of such fiscal year by the Named Executive Officers.

                                                                      Number of Unexercised             Value of Unexercised
                                                                         Options Held At                In-The-Money Options
                                                                        December 31, 1998               December 31, 1998(1)
                              Shares Acquired                     ------------------------------  ------------------------------
           Name                 on Exercise      Value Realized    Exercisable  - Unexercisable    Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
Scott M. Rocklage, Ph.D.               __       $         __       133,564         246,775       $   200,165     $    305,016
Thomas A. Shea                         __       $         __        28,741          64,379       $    47,836     $     41,409
Francis Tally                          __       $         __        21,673          85,486       $     6,772     $     47,397
Dennis D. Keith                        __       $         __        32,501          77,499       $     6,155     $     43,089
Frederick B. Oleson                    __       $         __        27,500         102,500       $     6,155     $     43,089


------------------

(1) Based on the difference between the exercise price of each option and the last reported sales price of the Company's Common Stock on the NASDAQ-NMS on December 31, 1998 of $3.813.

Executive Employment Agreements

      Dr. Rocklage, the Company's President and Chief Executive Officer, is employed pursuant to an employment agreement with the Company, dated June 20, 1994 (the "Employment Agreement"). Under the terms of the Employment Agreement, Dr. Rocklage's annual base salary was set at $175,000 subject to annual review and increase by the Company's Board of Directors, and he is entitled to a performance bonus upon the Company's achievement of certain milestones for each fiscal year that have been mutually agreed upon by Dr. Rocklage and the Board of Directors prior to the commencement of such fiscal year. Dr. Rocklage received a base salary in 1998 of $249,423 and a performance bonus of $73,500. Dr. Rocklage's employment with the Company may be terminated by the Company at any time by giving written notice of termination and may be terminated by Dr. Rocklage at any time upon thirty days' written notice of termination. Upon any termination by the Company of Dr. Rocklage's employment without cause, Dr. Rocklage is entitled to severance pay in an amount equal to six months of his then current annual base salary.

      None of the Company's other executive officers has entered into an employment agreement with the Company.

                        COMPENSATION COMMITTEE REPORT
                      ON EXECUTIVE OFFICER COMPENSATION

Compensation Philosophy and Objectives

      The Company's compensation philosophy is that executive officer compensation should reflect the value created for stockholders, while furthering the Company's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short and long-term compensation should motivate and reward high levels of performance and are geared to attract and retain qualified executive officers. Accordingly, the Company's executive officer compensation package consists of three primary components intended to further the Company's overall compensation philosophy to achieve the compensation objectives of the Company. The components include: base salary, annual bonuses and grants of stock options.

      In evaluating the Company's executive officers' performance, the Company generally follows the process outlined below:

o Prior to or shortly after the beginning of each fiscal year, the Company sets goals and objectives which are reviewed with, and ultimately approved by, the full Board of Directors. Dr. Rocklage reports to the Board on the Company's progress toward the achievement of these goals and objectives throughout the year at Board meetings and at other times as necessary.

o Twice a year, generally in June and December, the Compensation Committee meets with Dr. Rocklage. The June meeting is to address Dr. Rocklage's personal goals and objectives in leading the Company along with the Company's goals and objectives and approves a first half bonus payment accordingly. The December meeting is a comprehensive review of Dr. Rocklage's compensation package where his full compensation package is set accordingly for the next fiscal year.

o In December of each year, Dr. Rocklage evaluates the performance of the remainder of the Company's executive officers against their goals and objectives set the prior year and recommends an annual base salary, stock option grant and bonus to the Compensation Committee commensurate with performance.

Compensation for Fiscal 1998
Chief Executive Officer Compensation

      In December 1998, the Compensation Committee set Dr. Rocklage's annual base salary at $286,000, effective on January 1, 1999. This increase represented a $26,000 increase or 10% over the prior year's base salary. The Committee performed a comprehensive review of the compensation paid to chief executive officers in other companies and concluded that this increase moves Dr. Rocklage into the mid-range of base salaries paid to chief executive officers of comparable companies.

      In August 1998, the Compensation Committee determined that Dr. Rocklage achieved the majority of milestone objectives for the first six months of 1998 and awarded Dr. Rocklage a bonus in the amount of $30,000. In December 1998, the Committee awarded Dr. Rocklage an additional bonus of $43,500 and set an additional $100,000 as the potential bonus amount payable upon achievement of goals for 1999.

      In October 1998, the Board of Directors authorized a company-wide distribution of stock options to employees based on performance. Dr. Rocklage's stock options awarded during the year amounted to 175,000 shares of Common Stock; 35,000 stock options with an exercise price of $5.370 and 140,000 stock options with an exercise price of $2.406.

Report on Executive Compensation

      In December 1998, Dr. Rocklage recommended and the Committee accepted base salary increases for the executive staff ranging from 0% to 20%. The increases were determined after reviewing performance against goals and objectives set for the year and also against salaries of similar positions in comparable companies.

      The Compensation Committee authorized three bonuses in the amounts of $29,040 for Dr. Tally, 18,400 for Dr. Oleson and $15,000 for Dr. Keith.

      In October 1998, the Committee authorized a company-wide distribution of stock options to employees based on performance. Stock options awarded to executive officers (exclusive of those granted to Dr. Rocklage) amounted to 199,898 shares of Common Stock; 46,898 stock options with an exercise price of $5.370 and 153,000 stock options with an exercise price of $2.406

Conclusion

      The Compensation Committee believes that the total 1998-related compensation of the Chief Executive Officer and each of the executive officers, as described above, is fair and is within the range of compensation for executive officers in similar positions at comparable companies.

                                    Compensation Committee
                                    ----------------------
                                    John Clarke
                                    George Conrades

                         CORPORATE PERFORMANCE GRAPH

      The following graph compares the performance of the Company's Common Stock to the Nasdaq Stock Market (U.S. Companies) Index and to the Nasdaq Pharmaceutical Index since October 25, 1996. The comparison assumes $100 was invested on October 25, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                         Corporate Performance Graph

[EDGAR Representation of Data Points Used In Printed Graphic]



                                          Cumulative Total Return
                                     ----------------------------------
                                     10/25/96   12/96    12/97    12/98

  CUBIST PHARMACEUTICALS, INC         $100      $ 95    $ 90      $ 59
  NASDAQ STOCK MARKET (U.S.)          $100      $106    $130      $183
  NASDAQ PHARMACEUTICAL               $100      $100    $103      $132


                             CERTAIN TRANSACTIONS

      On September 23, 1998, the Company completed a private placement financing with investors and raised approximately $12.8 million (net of financing costs of $820,000) by issuing 6,065,560 shares at $2.25 per share, along with warrants exercisable for 3,032,783 shares of Common Stock at $2.25 per share. The warrants are exercisable at any time from September 23, 1998 until September 23, 2003. In this financing the Company: (i) issued and sold 222,223 shares to International Biotechnology Trust plc and issued to it warrants exercisable for 111,112 shares of Common Stock; (ii) issued and sold an aggregate 666,667 shares of Common Stock and issued in the aggregate warrants exercisable for 333,334 shares of Common Stock to H&Q Healthcare Investors and H&Q Life Sciences Investors; (iii) issued and sold 2,222,223 shares of Common Stock and issued warrants exercisable for 1,111,112 shares of Common Stock to Sofinov Societe Financiere D'Innovation; (iv) issued and sold to Special Situations Private Equity Fund, L.P. 266,667 shares of Common Stock and issued to it warrants exercisable for 133,334 Shares of Common Stock; (v) issued and sold to Special Situations Fund III, L.P. 466,667 shares of Common Stock and issued to it warrants exercisable for 433,334 Shares of Common Stock; (vi) issued and sold to Special Situations Cayman Fund, L.P. 155,556 shares of Common Stock and issued to it warrants exercisable for 77,778 Shares of Common Stock; and (vii) issued and sold to New York Life Insurance Company 888,888 shares of Common Stock and issued to it warrants exercisable for 444,444 Shares of Common Stock.

      The Company believes that the securities issued in the transactions involving the Company described above were sold by the Company at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

In December 1997, the Company amended the Promissory Note issued to Dr. Rocklage in the amount of $131,685, adjusting the term of this note to become due in equal quarterly installments of $10,000 commencing on March 31, 1998 and a final payment of $1,685 on June 30, 2001. As of April 12, 1999, the amount outstanding under the note was $91,685.

      The Company has adopted a policy, that all transactions between the Company and its officers, directors and affiliates must (i) be approved by a majority of those members of the Company's Board of Directors that are not parties, directly or indirectly through affiliates, to such transactions and
(ii) be on terms no less favorable to the Company than could be obtained from unrelated third parties.

      For a description of certain transactions and certain employment and other arrangements between the Company and certain of its directors and executive officers, see "Compensation of Directors" and "Executive Employment Agreements."

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1998. To the Company's knowledge, all of these filing requirements were satisfied by its directors, officers and ten percent holders, except for the purchase of 2,222,223 shares in September 1998 by Sofinov Societe Financiere D'Innovation Inc. In making these statements, the Company has relied upon the written representations of its directors, officers and its ten percent holders and copies of the reports that they have filed with the Commission.

                                PROPOSAL NO. 2

                   APPROVAL OF AMENDMENT TO CERTIFICATE OF
                      INCORPORATION TO INCREASE NUMBER OF
                   AUTHORIZED SHARES OF CUBIST COMMON STOCK

      On February 3, 1999, the Company's Board of Directors, subject to stockholder approval, adopted and approved an amendment to the Company's Restated Certificate of Incorporation (the "Certificate") for the purpose of increasing the number of shares of Common Stock authorized for issuance by the Company under the Certificate from 25,000,000 shares to 50,000,000 shares.

      As of April 12, 1999, the number of shares of Cubist Common Stock issued or reserved for issuance totaled approximately 22,198,000. Thus out of the 25,000,000 shares currently authorized, Cubist has only approximately 2,802,000 shares of Common Stock available for future issuance.

      The increase in authorized shares, in the opinion of the Board of Directors of the Company, is desirable to provide the Company with the ability to meet future business needs and opportunities. The increased number of authorized shares will be available for issuance from time to time, without further action or authorization by the stockholders (except as required under applicable law or by an applicable national stock exchange or market), in connection with potential acquisitions of other companies or for other corporate purposes as determined by the Company's Board of Directors. These other purposes might include raising additional capital funds through offerings of shares of Cubist Common Stock, the issuance of shares of Cubist Common Stock in connection with the declaration of stock dividends, and the issuance of shares in connection with employee benefit plans and incentive compensation plans of Cubist.

      If such additional authorized shares are issued to persons other than existing stockholders, the percentage interest of existing stockholders in the Company will be reduced.

      If the amendment is approved, as soon as practicable after the Meeting, the Company will file with the Delaware Secretary of State's Office, a Certificate of Amendment to the Company's Certificate reflecting the increase in authorized shares.

      Approval of this proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of the Company's Common Stock. Abstentions and broker "non-votes" have the effect of votes against this proposal. If the proposal to ratify the amendment to the Certificate is not approved at the Meeting, the Certificate, as previously adopted by the Board of Directors and ratified by the shareholders, will remain in full force and effect.

      THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF. Unless authority to do so is withheld, the persons named in each proxy will vote the shares represented thereby "FOR" the ratification of the adoption and approval by the Board of Directors of the amendment to the Certificate.

                            STOCKHOLDER PROPOSALS

      All stockholder proposals that are intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company not later than December 31, 1999, for inclusion in the Board of Directors' proxy statement and form of proxy relating to the Meeting.

                                OTHER BUSINESS

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      The Board of Directors knows of no other business to be acted upon at the Meeting. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

      The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please sign the proxy and return it in the enclosed envelope.

                                 [Back Cover]




                         [Code for Boston EquiServe]
                                   1596PS99

                             [FORM OF PROXY CARD]

                         CUBIST PHARMACEUTICALS, INC.
                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
             1999 ANNUAL MEETING OF STOCKHOLDERS ON JUNE 1, 1999

      The undersigned hereby appoints Scott M. Rocklage and Justin P. Morreale and each of them proxies, each with power of substitution, to vote at the 1999 Annual Meeting of Stockholders of CUBIST PHARMACEUTICALS, INC. to be held on June 1, 1999 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the ballot below on the matters listed below and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

Proposal No. 1: ELECTION OF DIRECTORS:

Nominees for Class III Directors:

                           Scott M. Rocklage, Ph.D.
                           Paul R. Schimmel, Ph.D.
                                John K. Clarke

Instruction:

      To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

      ___ FOR all nominees listed above (except as withheld in the space below)


      __________________________
      (Name of nominee)

      ___ WITHHOLD AUTHORITY (to vote for nominee listed immediately above)

Proposal No. 2: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CUBIST COMMON STOCK

      The Board of Directors recommends a vote FOR the proposal to: Approve the amendment to the Corporation's Certificate of Incorporation to Increase the Number of Authorized Shares of Cubist Common Stock.

      ___FOR              ___AGAINST               ___ABSTAIN

      This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no contrary specification is made, this proxy will be voted FOR the election of the nominees of the Board of Directors and FOR the ratification of adoption and approval of the amendment to the Corporation's Certificate of Incorporation to increase the number of Cubist Common Stock and upon such other business as may properly come before the meeting in the appointed proxies' discretion.

      Please date, sign as name appears below, and return this proxy in the enclosed envelope, whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

                             The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 1999 Annual Meeting of Stockholders and related Proxy Statement


                             Date:_________________________, 1999

                             Please
                             Sign
                             Here:_____________________________________


                             __________________________________________
                             (Executors, administrators, trustees, custodians, etc., should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.)